EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-195899, 333-181480, 333-185722, 333-188522 and 333-188523) and on Form S-3 (File No. 333-173896) of PostRock Energy Corporation of our report dated March 27, 2014, except for the effect of the restatement as discussed in Note 20, as to which the date is March 30, 2015, with respect to the consolidated financial statements of PostRock Energy Corporation and Subsidiaries (the Company”) as of December 31, 2013, and for each of the two years in the period ended December 31, 2013, which appears in this Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ UHY LLP

St. Louis, Missouri

March 31, 2015